Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2025 Results

Strong Sales Momentum; Updates Full-Year Financial Guidance

Third-Quarter Fiscal 2025 Highlights

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Total case volume increased 10.0%
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Total Independent Foodservice case volume increased 20.0%
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Organic Independent Foodservice case volume increased 3.4%
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Net sales increased 10.5% to $15.3 billion
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Gross profit improved 16.2% to $1.8 billion
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Net income decreased 17.2% to $58.3 million
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Adjusted EBITDA increased 20.1% to $385.1 million1
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Diluted Earnings Per Share (“EPS”) decreased 17.8% to $0.37
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Adjusted Diluted EPS decreased 1.3% to $0.791

First-Nine Months Fiscal 2025 Highlights

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Total case volume increased 7.4%
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Total Independent Foodservice case volume increased 15.6%
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Organic Independent Foodservice case volume increased 4.2%
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Net sales increased 7.6% to $46.4 billion
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Gross profit improved 12.1% to $5.4 billion
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Net income decreased 22.5% to $208.7 million
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Adjusted EBITDA increased 16.2% to $1,220.0 million1
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Diluted EPS decreased 22.1% to $1.34
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Adjusted Diluted EPS increased 2.5% to $2.921
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Operating Cash Flow of $827.1 million
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Free cash flow of $494.4 million1

RICHMOND, Va. – May 7, 2025 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2025 business results.

“Our organization rose to the challenges in the quarter and is on strong footing for the remainder of the year,” said George Holm, PFG’s Chairman & Chief Executive Officer. “While our fiscal third-quarter results were not as strong as we had anticipated, our Company is executing well, and we are making good progress integrating Cheney Brothers and José Santiago. There are signs that the

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

consumer has remained resilient in the early weeks of our fiscal fourth quarter. As the result of a difficult February period, we are updating our full-year fiscal 2025 guidance and are confident in our fiscal fourth-quarter projections."

Third-Quarter Fiscal 2025 Financial Summary

Total case volume increased 10.0% for the third quarter of fiscal 2025 compared to the prior year period. Total organic case volume increased 1.3% for the third quarter of fiscal 2025 compared to the prior year period, benefiting from a 3.4% increase in organic independent cases, including growth in Performance Brands cases and growth in cases sold to Foodservice’s Chain business. Total independent case volume increased 20.0%.

Net sales for the third quarter of fiscal 2025 grew 10.5% to $15.3 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Bros., Inc. (“Cheney Brothers”), an increase in cases sold including a favorable shift in the mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.9% for the third quarter of fiscal 2025.

Gross profit for the third quarter of fiscal 2025 grew 16.2% to $1.8 billion compared to the prior year period. The gross profit increase was driven by recent acquisitions, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 16.5% to $1.6 billion in the third quarter of fiscal 2025 compared to the prior year period. The increase in operating expenses was primarily driven by recent acquisitions, an increase in personnel expense primarily related to wages and salaries, commissions, and benefits, an increase in depreciation expense mainly driven by an increase in transportation equipment under finance leases, and an increase in insurance expense primarily related to workers' compensation, partially offset by a decrease in fuel expense primarily due to lower fuel prices in the third quarter of fiscal 2025 as compared to the prior year period.

Net income for the third quarter of fiscal 2025 decreased $12.1 million year-over-year to $58.3 million. The decrease was primarily a result of an increase in depreciation and amortization and interest expense primarily related to recent acquisitions, partially offset by a decrease in income tax expense and gross profit contributions from recent acquisitions. The effective tax rate in the third quarter of fiscal 2025 was approximately 25.8% compared to 27.3% in the third quarter of fiscal 2024. The effective tax rate for the third quarter of fiscal 2025 differed from the prior year period primarily due to an increase in deductible discrete items related to stock-based compensation and an increase in federal credits net of valuation allowance established, partially offset by an increase in non-deductible expenses and an increase in state and foreign taxes as a percentage of income.

For the quarter, Adjusted EBITDA rose 20.1% to $385.1 million compared to the prior year period.

Diluted EPS decreased 17.8% to $0.37 per share in the third quarter of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS decreased 1.3% to $0.79 per share in the third quarter of fiscal 2025 compared to the prior year period.

First-Nine Months Fiscal 2025 Financial Summary

Total case volume increased 7.4% for the first nine months of fiscal 2025 compared to the prior year period. Total organic case volume increased 1.5% for the first nine months of fiscal 2025 compared to the prior year period, benefiting from a 4.2% increase in organic independent cases, including growth in Performance Brands cases and growth in cases sold to Foodservice’s Chain business. Total independent case volume increased 15.6%.

Net sales for the first nine months of fiscal 2025 grew 7.6% to $46.4 billion compared to the prior year period. The increase in net sales was primarily attributable to recent acquisitions, an increase in cases sold, including a favorable shift in the mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.8% for the first nine months of fiscal 2025.

Gross profit for the first nine months of fiscal 2025 grew 12.1% to $5.4 billion compared to the prior year period. The gross profit increase was primarily attributable to recent acquisitions, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 13.6% to $4.9 billion in the first nine months of fiscal 2025 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions, increases in personnel expenses primarily related to wages, commissions, and benefits, an increase in depreciation expense mainly driven by an increase in transportation equipment under finance leases, an increase in insurance expense primarily related to workers’ compensation and vehicle liability, an increase in professional fees and outside services related to recent acquisitions, and repairs and maintenance expense primarily related to information technology maintenance. These increases were partially offset by a decrease in fuel expense primarily due to lower fuel prices for the first nine months of fiscal 2025 as compared to the prior year period.

Net income for the first nine months of fiscal 2025 decreased $60.7 million year-over-year to $208.7 million. The decrease was primarily a result of an increase in depreciation and amortization and interest expense primarily related to recent acquisitions, partially offset by a decrease in income tax expense and gross profit contributions from recent acquisitions. The effective tax rate in the first nine months of fiscal 2025 was approximately 26.0% compared to 27.5% in the first nine months of fiscal 2024. The effective tax rate for the first nine months of fiscal 2025 differed from the prior year period primarily due to an increase in deductible discrete items related to stock-based compensation and an increase in federal credits net of valuation allowance established, partially offset by an increase in non-deductible expenses and an increase in foreign taxes as a percentage of income.

For the first nine months of fiscal 2025, Adjusted EBITDA rose 16.2% to $1,220.0 million compared to the prior year period.

Diluted EPS decreased 22.1% to $1.34 per share in the first nine months of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 2.5% to $2.92 per share in the first nine months of fiscal 2025 compared to the prior year period.

Cash Flow and Capital Spending

In the first nine months of 2025, PFG provided $827.1 million in cash flow from operating activities compared to $956.7 million in cash flow from operating activities in the prior year period. The decrease in cash flow provided by operating activities in the first nine months of fiscal 2025 was largely driven by a change in the timing of advanced purchases of cigarette inventory to take advantage of preferred pricing.

In the first nine months of fiscal 2025, PFG invested $332.7 million in capital expenditures, an increase of $88.3 million versus the prior year period. In the first nine months of fiscal 2025, PFG delivered free cash flow of $494.4 million compared to free cash flow of $712.3 million in the prior year period.1

Share Repurchase Program

During the three months ended March 29, 2025, the Company repurchased and subsequently retired 0.2 million shares of common stock, for a total of $10.6 million or an average cost of $76.82 per share. During the nine months ended March 29, 2025, the Company repurchased and subsequently retired 0.6 million shares of common stock, for a total of $44.2 million or an average cost of $75.57 per share. As of March 29, 2025, there remains approximately $166.4 million available for additional share repurchases under the Company’s $300 million share repurchase program authorized by the Board of Directors in November 2022.

Third-Quarter Fiscal 2025 Segment Results

The Company regularly monitors for changes in facts and circumstances that would necessitate changes in its determination of operating segments. In the third quarter of fiscal 2025, the Company changed its operating segments to reflect the manner in which the business is managed. Based on changes to the Company’s organizational structure and how operating results are reviewed and decisions about resource allocations are made, certain operations and administrative and corporate costs previously reported in Corporate & All Other are now included in the Foodservice segment. In the third quarter of fiscal 2025, the Company also renamed the segment formerly known as "Vistar", which will be referred to as "Specialty" going forward. There were no changes to the operations reported within the Specialty (formerly Vistar) segment. The Company continues to have three reportable segments: Foodservice, Specialty (formerly Vistar), and Convenience.

Our Foodservice segment distributes a broad line of national brands, customer brands, and our proprietary-branded food and food-related products, or “Performance Brands.” Foodservice sells to independent and multi-unit “Chain” restaurants and other institutions such as schools, healthcare facilities, business and industry locations, and retail establishments. Our Chain customers are multi-unit restaurants with five or more locations and include some of the most recognizable family and casual dining restaurant chains. Our Specialty segment, previously referred to as Vistar, specializes in distributing candy, snacks, beverages, and other items nationally to vending, office coffee service, theater, retail, hospitality, and other channels. Our Convenience segment distributes candy, snacks, beverages, cigarettes, other tobacco products, food and foodservice related products, and other items to convenience stores across North America.

Foodservice

Third-quarter fiscal 2025 net sales for Foodservice increased 19.2% to $8.4 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, an increase in selling price per case as a result of inflation, and case volume growth, including growth in our independent and Chain business. Total case growth for Foodservice was 15.5% in the third quarter of fiscal 2025 compared to the prior year period. Securing new and expanding business with independent customers resulted in total independent case growth of 20.0% for the third quarter of fiscal 2025 compared to the prior year period. Organic independent case growth was 3.4% in the third quarter of fiscal 2025 compared to the prior year period. For the third quarter of fiscal 2025, independent sales as a percentage of total Foodservice sales were 39.8%.

Third-quarter fiscal 2025 Adjusted EBITDA for Foodservice increased 29.0% to $275.0 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the third quarter of fiscal 2025 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 25.1% driven by recent acquisitions, a favorable shift in the mix of cases sold, and growth in cases sold, including more Performance Brands products sold to our independent customers. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 24.0% primarily as a result of recent acquisitions and an increase in personnel expenses, partially offset by a decrease in fuel expense, compared to the prior year period.

Specialty

For the third quarter of fiscal 2025, net sales for Specialty decreased 0.2% to $1.1 billion compared to the prior year period. This decrease was primarily driven by declines in the theater and value channels, slightly offset by an increase in selling price per case due to a change in channel mix, in the third quarter of fiscal 2025 compared to the prior year period.

Third-quarter fiscal 2025 Adjusted EBITDA for Specialty increased 6.9% to $77.9 million compared to the prior year period. This increase was a result of a 1.4% increase in gross profit and a 1.6% decrease in operating expenses. The increase in gross profit contributing to Specialty’s Adjusted EBITDA was primarily driven by inventory holding gains, partially offset by a shift in channel mix and the margin rate impact resulting from the optimization of inventory levels. Operating expenses impacting Specialty’s Adjusted EBITDA decreased primarily due to a decrease in personnel expenses in the third quarter of fiscal 2025 compared to the prior year period.

Convenience

Third-quarter fiscal 2025 net sales for Convenience increased 1.8% to $5.7 billion compared to the prior year period. The increase in net sales was primarily attributable to higher selling prices per case driven by continued inflation. Additionally, net sales benefited from a favorable shift in sales mix resulting in higher case volumes sold for food and foodservice related products.

Third-quarter fiscal 2025 Adjusted EBITDA for Convenience increased 5.4% to $74.7 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 2.2% for the third quarter of fiscal 2025 compared to the prior year period primarily due to an increase in inventory holding gains, pricing improvement from procurement efficiencies, and a favorable shift in the mix of cases sold. Operating expenses impacting Convenience’s Adjusted EBITDA increased 1.4% in the third quarter of fiscal 2025 compared to the prior year period primarily as a result of an increase in insurance expense, an increase in occupancy costs, and an increase in freight expense, partially offset by a decrease in fuel expense primarily due to lower fuel prices compared to the prior year period.

Fiscal 2025 Outlook

For the full fiscal year 2025, PFG now expects net sales to be in a range of approximately $63 billion to $63.5 billion, compared to the prior $63 billion to $64 billion range. For the full fiscal year 2025, PFG now expects Adjusted EBITDA to be in a $1.725 billion to $1.75 billion range as compared to the previously announced $1.725 billion to $1.8 billion range.

As previously disclosed, PFG’s outlook for fiscal year 2025 includes expected business results for Cheney Brothers as of the close of the transaction.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, May 7, 2025, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 40,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024 filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation or other adverse changes such as a downturn in economic conditions, tariff increases, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;

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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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negative media exposure and other events that damage our reputation;
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impact of uncollectibility of accounts receivable;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the following risks related to the Cheney Brothers Acquisition:
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uncertainty as to the expected financial performance of the combined company as a result of the Cheney Brothers Acquisition;
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the possibility that the expected synergies and value creation from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period;
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the risk that unexpected costs will be incurred in connection with the integration of the Cheney Brothers Acquisition or that the integration of Cheney Brothers’ foodservice business will be more difficult or time consuming than expected;
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the inability to retain key personnel; and
o
disruption from the Cheney Brothers Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, other business partners or regulators, making it more difficult to maintain business and operational relationships.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended March 29, 2025	Three Months Ended March 30, 2024	Nine Months Ended March 29, 2025	Nine Months Ended March 30, 2024
Net sales	$15,306.3	$13,857.7	$46,360.0	$43,092.0
Cost of goods sold	13,483.9	12,288.8	40,945.6	38,262.1
Gross profit	1,822.4	1,568.9	5,414.4	4,829.9
Operating expenses	1,648.0	1,414.0	4,865.9	4,284.9
Operating profit	174.4	154.9	548.5	545.0
Other expense, net:
Interest expense, net	96.9	57.1	263.9	174.6
Other, net	(1.0)	1.0	2.5	(1.4)
Other expense, net	95.9	58.1	266.4	173.2
Income before taxes	78.5	96.8	282.1	371.8
Income tax expense	20.2	26.4	73.4	102.4
Net income	$58.3	$70.4	$208.7	$269.4
Weighted-average common shares outstanding:
Basic	155.0	154.3	154.8	154.4
Diluted	156.5	156.1	156.3	156.2
Earnings per common share:
Basic	$0.38	$0.46	$1.35	$1.74
Diluted	$0.37	$0.45	$1.34	$1.72

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of March 29, 2025	As of June 29, 2024
ASSETS
Current assets:
Cash	$10.2	$20.0
Accounts receivable, less allowances of $70.4 and $55.2	2,690.3	2,478.9
Inventories, net	3,716.6	3,314.7
Income taxes receivable	128.4	71.6
Prepaid expenses and other current assets	243.3	268.1
Total current assets	6,788.8	6,153.3
Goodwill	3,455.2	2,418.3
Other intangible assets, net	1,747.7	971.1
Property, plant and equipment, net	4,002.6	2,788.5
Operating lease right-of-use assets	958.3	875.5
Other assets	170.8	186.2
Total assets	$17,123.4	$13,392.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,054.8	$2,594.4
Accrued expenses and other current liabilities	838.6	908.3
Finance lease obligations—current installments	209.1	147.2
Operating lease obligations—current installments	104.6	108.2
Total current liabilities	4,207.1	3,758.1
Long-term debt	5,422.7	3,198.5
Deferred income tax liability, net	883.3	497.9
Finance lease obligations, excluding current installments	1,035.7	703.2
Operating lease obligations, excluding current installments	922.8	819.3
Other long-term liabilities	314.3	289.0
Total liabilities	12,785.9	9,266.0
Total shareholders’ equity	4,337.5	4,126.9
Total liabilities and shareholders’ equity	$17,123.4	$13,392.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine Months Ended March 29, 2025	Nine Months Ended March 30, 2024
Cash flows from operating activities:
Net income	$208.7	$269.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	522.3	411.9
Provision for losses on accounts receivables	18.6	15.6
Change in LIFO Reserve	38.9	50.5
Other non-cash activities	43.3	25.5
Changes in operating assets and liabilities, net:
Accounts receivable	(13.1)	37.1
Inventories	(122.7)	257.2
Income taxes receivable	(49.7)	(32.5)
Prepaid expenses and other assets	64.7	(71.2)
Trade accounts payable and outstanding checks in excess of deposits	263.1	27.8
Accrued expenses and other liabilities	(147.0)	(34.6)
Net cash provided by operating activities	827.1	956.7
Cash flows from investing activities:
Purchases of property, plant and equipment	(332.7)	(244.4)
Net cash paid for acquisitions	(2,552.9)	(307.9)
Proceeds from sale of property, plant and equipment and other	10.5	19.3
Net cash used in investing activities	(2,875.1)	(533.0)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	1,229.7	(249.1)
Borrowing of Notes due 2032	1,000.0	—
Cash paid for debt issuance, extinguishment and modifications	(34.2)	—
Payments under finance lease obligations	(135.4)	(87.8)
Proceeds from exercise of stock options and employee stock purchase plan	40.8	17.2
Cash paid for shares withheld to cover taxes	(18.7)	(21.5)
Repurchases of common stock	(43.6)	(78.1)
Other financing activities	—	(0.3)
Net cash provided by (used in) financing activities	2,038.6	(419.6)
Net (decrease) increase in cash and restricted cash	(9.4)	4.1
Cash and restricted cash, beginning of period	27.7	20.0
Cash and restricted cash, end of period	$18.3	$24.1

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of March 29, 2025	As of June 29, 2024
Cash	$10.2	$20.0
Restricted cash(1)	8.1	7.7
Total cash and restricted cash	$18.3	$27.7

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Nine Months Ended March 29, 2025	Nine Months Ended March 30, 2024
Cash paid during the year for:
Interest net of amounts capitalized	$260.3	$173.4
Income tax payments net of refunds	111.1	137.0

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except per share data)	March 29, 2025	March 30, 2024	Change	%
Net income (GAAP)	$58.3	$70.4	$(12.1)	(17.2)
Interest expense, net	96.9	57.1	39.8	69.7
Income tax expense	20.2	26.4	(6.2)	(23.5)
Depreciation	117.6	90.7	26.9	29.7
Amortization of intangible assets	69.3	48.6	20.7	42.6
Change in LIFO reserve (A)	8.4	9.5	(1.1)	(11.6)
Stock-based compensation expense	12.6	10.0	2.6	26.0
(Gain) loss on fuel derivatives	(0.2)	(0.6)	0.4	66.7
Acquisition, integration & reorganization expenses (B)	5.8	5.4	0.4	7.4
Other adjustments (C)	(3.8)	3.2	(7.0)	(218.8)
Adjusted EBITDA (Non-GAAP)	$385.1	$320.7	$64.4	20.1

Diluted earnings per share (GAAP)	$0.37	$0.45	$(0.08)	(17.8)
Impact of amortization of intangible assets	0.44	0.31	0.13	41.9
Impact of change in LIFO reserve	0.05	0.06	(0.01)	(16.7)
Impact of stock-based compensation expense	0.08	0.06	0.02	33.3
Impact of (gain) loss on fuel derivatives	—	—	—	—
Impact of acquisition, integration & reorganization charges	0.04	0.04	—	—
Impact of other adjustment items	(0.02)	0.02	(0.04)	(200.0)
Tax impact of above adjustments	(0.17)	(0.14)	(0.03)	(21.4)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.79	$0.80	$(0.01)	(1.3)

A.
Includes increases in the last-in-first-out (“LIFO”) inventory reserve of $0.2 million for Foodservice and $8.2 million for Convenience for the third quarter of fiscal 2025 compared to a decrease of $1.2 million for Foodservice and an increase of $10.7 million for Convenience for the third quarter of fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes a $3.8 million gain on the sale of a Foodservice warehouse facility for the three months ended March 29, 2025, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Nine Months Ended
($ in millions, except per share data)	March 29, 2025	March 30, 2024	Change	%
Net income (GAAP)	$208.7	$269.4	$(60.7)	(22.5)
Interest expense, net	263.9	174.6	89.3	51.1
Income tax expense	73.4	102.4	(29.0)	(28.3)
Depreciation	329.1	260.8	68.3	26.2
Amortization of intangible assets	193.2	151.1	42.1	27.9
Change in LIFO reserve (A)	38.9	50.5	(11.6)	(23.0)
Stock-based compensation expense	35.6	31.7	3.9	12.3
Loss (gain) on fuel derivatives	0.4	(2.3)	2.7	117.4
Acquisition, integration & reorganization expenses (B)	76.2	19.1	57.1	299.0
Other adjustments (C)	0.6	(7.4)	8.0	108.1
Adjusted EBITDA (Non-GAAP)	$1,220.0	$1,049.9	$170.1	16.2

Diluted earnings per share (GAAP)	$1.34	$1.72	$(0.38)	(22.1)
Impact of amortization of intangible assets	1.24	0.97	0.27	27.8
Impact of change in LIFO reserve	0.25	0.32	(0.07)	(21.9)
Impact of stock-based compensation	0.22	0.20	0.02	10.0
Impact of loss (gain) on fuel derivatives	—	(0.01)	0.01	100.0
Impact of acquisition, integration & reorganization charges	0.49	0.12	0.37	308.3
Impact of other adjustment items	—	(0.05)	0.05	100.0
Tax impact of above adjustments	(0.62)	(0.42)	(0.20)	(47.6)
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.92	$2.85	$0.07	2.5
A.
Includes increases in the LIFO inventory reserve of $1.0 million for Foodservice and $37.9 million for Convenience for the first nine months of fiscal 2025 compared to a decrease of $0.6 million for Foodservice and an increase of $51.1 million for Convenience for the first nine months of fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes a $3.8 million gain on the sale of a Foodservice warehouse facility for the nine months ended March 29, 2025 and an $8.1 million gain on the sale of a Foodservice warehouse facility for the nine months ended March 30, 2024, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Nine Months Ended March 29, 2025	Nine Months Ended March 30, 2024
Net cash provided by operating activities (GAAP)	$827.1	$956.7
Purchases of property, plant and equipment	(332.7)	(244.4)
Free cash flow (Non-GAAP)	$494.4	$712.3

Segment Results

In the third quarter of fiscal 2025, the Company changed its operating segments to reflect the manner in which the business is managed. The Company continues to have three reportable segments: Foodservice, Specialty (formerly Vistar), and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The presentation and amounts for the three and nine months ended March 30, 2024 have been recast to reflect the updated segments.

The following tables set forth net sales and Segment Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	March 29, 2025	March 30, 2024	Change	%
Foodservice	$8,374.5	$7,023.0	$1,351.5	19.2
Specialty	1,131.2	1,133.8	(2.6)	(0.2)
Convenience	5,740.0	5,640.1	99.9	1.8
Corporate & All Other	221.5	224.1	(2.6)	(1.2)
Intersegment Eliminations	(160.9)	(163.3)	2.4	1.5
Total net sales	$15,306.3	$13,857.7	$1,448.6	10.5

	Nine Months Ended
	March 29, 2025	March 30, 2024	Change	%
Foodservice	$24,454.6	$21,400.4	$3,054.2	14.3
Specialty	3,651.5	3,586.1	65.4	1.8
Convenience	18,071.2	17,918.5	152.7	0.9
Corporate & All Other	698.1	671.1	27.0	4.0
Intersegment Eliminations	(515.4)	(484.1)	(31.3)	(6.5)
Total net sales	$46,360.0	$43,092.0	$3,268.0	7.6

Segment Adjusted EBITDA

	Three Months Ended
	March 29, 2025	March 30, 2024	Change	%
Foodservice	$275.0	$213.2	$61.8	29.0
Specialty	77.9	72.9	5.0	6.9
Convenience	74.7	70.9	3.8	5.4
Corporate & All Other	(42.5)	(36.3)	(6.2)	(17.1)
Total Adjusted EBITDA	$385.1	$320.7	$64.4	20.1

	Nine Months Ended
	March 29, 2025	March 30, 2024	Change	%
Foodservice	$834.7	$675.9	$158.8	23.5
Specialty	255.0	255.1	(0.1)	(0.0)
Convenience	287.3	249.1	38.2	15.3
Corporate & All Other	(157.0)	(130.2)	(26.8)	(20.6)
Total Adjusted EBITDA	$1,220.0	$1,049.9	$170.1	16.2

Recast Quarterly Net Sales & Segment Adjusted EBITDA by Segment

	Three Months Ended
	September 28, 2024	December 28, 2024
Net Sales
Foodservice	7,701.5	8,378.6
Specialty	1,285.7	1,234.6
Convenience	6,363.7	5,967.5
Corporate & All Other	246.7	229.9
Intersegment Eliminations	(182.1)	(172.4)
Total net sales	$15,415.5	$15,638.2

Adjusted EBITDA
Foodservice	274.6	285.1
Specialty	83.2	93.9
Convenience	105.3	107.3
Corporate & All Other	(51.2)	(63.3)
Total Adjusted EBITDA	$411.9	$423.0

	Three Months Ended
	September 30, 2023	December 30, 2023	March 30, 2024	June 29, 2024
Net Sales
Foodservice	7,288.4	7,089.0	7,023.0	7,661.1
Specialty	1,250.4	1,201.9	1,133.8	1,203.7
Convenience	6,337.0	5,941.4	5,640.1	6,258.5
Corporate & All Other	229.0	218.0	224.1	238.1
Intersegment Eliminations	(166.2)	(154.6)	(163.3)	(172.2)
Total net sales	$14,938.6	$14,295.7	$13,857.7	$15,189.2

Adjusted EBITDA
Foodservice	242.6	220.1	213.2	306.3
Specialty	88.6	93.6	72.9	85.5
Convenience	94.7	83.5	70.9	114.5
Corporate & All Other	(42.1)	(51.8)	(36.3)	(50.1)
Total Adjusted EBITDA	$383.8	$345.4	$320.7	$456.2